Exhibit 10.40

SECOND AMENDMENT TO

THE EXPONENT, INC. 401(k) SAVINGS PLAN

(AS AMENDED AND RESTATED JANUARY 1, 2014)

WHEREAS, Exponent, Inc. (the “Company”) adopted an amended and restated 401(k) Savings Plan effective January 1, 2014 (the "Plan"); and

WHEREAS, the Company wishes to amend the Plan in order to make certain changes regarding hardship withdrawals; and

WHEREAS, the Company retains the right to amend the Plan under Section 11.1(a) thereof; and

WHEREAS, pursuant to Section 11.1(b) of the Plan, the Company has delegated to the Plan’s administrative committee the authority to adopt amendments that are designed to bring the Plan into compliance with applicable law, designed to ensure the continued tax-qualified status of the Plan or do not have a significant financial impact on the Company;

NOW, THEREFORE, effective as of the dates set forth below, the Plan is hereby amended as follows:

1.Effective as of January 1, 2019, the first sentence of Section 6.17(a) is hereby amended by the deletion of said sentence in its entirety and the substitution in lieu thereof of a new sentence to read as follows.

“(a)Upon hardship of a Participant, the Trustee shall, upon the direction of the Administrator, make a distribution from the Participant’s Rollover Contributions Account, Salary Deferral Contributions Account, Roth Salary Deferral Contributions Account and any vested interest in his or her Employer Matching Contributions Account, in that order.”

2.Effective as of January 1, 2020, the third sentence of Section 6.17(a) is hereby amended by the deletion of said sentence in its entirety and the substitution in lieu thereof of a new sentence to read as follows.

“No hardship distribution pursuant to this Section 6.17(a) shall be permitted unless the Participant provides to the Administrator a certification in writing, or in such other form permitted by the Administrator, that the Participant has insufficient cash or other liquid assets reasonably available to meet a financial need that satisfies the requirements of paragraphs (b) and (c) of this Section and the Administrator does not have actual knowledge that is contrary to the certification.”

3.Effective as of January 1, 2019, Section 6.17(c)(i) is hereby amended by the deletion of subparagraph (c)(i) of said Section 6.17 in its entirety and the substitution in lieu thereof of a new subparagraph (c)(i) to read as follows:

“(i)the Participant has obtained all distributions, other than hardship distributions, under all plans maintained by the Employer;”

4.Effective as of January 1, 2019, Section 6.17(c)(ii) is hereby amended by the deletion of subparagraph (c)(ii) of said Section 6.17 in its entirety and the substitution in lieu thereof of a new subparagraph (c)(ii) to read as follows:

“(ii)effective for hardship distributions received prior to January 1, 2019, the Participant is prohibited from making Salary Deferral Contributions to this Plan for six (6) months after the receipt of the hardship distribution.  In addition, effective for hardship distributions received prior to January 1, 2019, the Participant must agree to stop making elective contributions and employee contributions to all other plans of the Employer (to the extent permissible under the terms of such plan) for at least six (6) months after receipt of the hardship distribution.  If, as of January 1, 2019, a Participant’s Salary Deferral Contributions

were suspended for a period of six months following receipt of a hardship distribution, such suspension will cease to apply effective January 1, 2019, and a Participant who desires to resume having Salary Deferral Contributions made on his or her behalf may do so, as of any date on or after January 1, 2019, if such Participant is then an Eligible Employee and such Participant again elects to have Salary Deferral Contributions made on his or her behalf pursuant to Section 4.1(a).”